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                                                                    Exhibit (14)


                         INDEPENDENT AUDITORS' CONSENT



METROPOLITAN LIFE SEPARATE ACCOUNT E:

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-80547/811-4001 of Metropolitan Life Separate Account E on Form N-4 of our report dated March 24, 2003 relating to Metropolitan Life Separate Account E, and our report dated February 19, 2003 relating to Metropolitan Life Insurance Company both appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Independent Auditors," appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" appearing in the Prospectus, which is also a part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York


April 8, 2003